Exhibit 23.5

CONSENT OF SCOUT DISCOVERIES CORP.

In connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) of Sunshine Silver Mining & Refining Company with the U.S. Securities and Exchange Commission (the “SEC”), Scout Discoveries Corp. (“Scout”) consents to the use of and references to the following:

i.	The undersigned is executing this consent solely in their capacity as a Qualified Person on behalf of Scout, and not in their individual or personal capacity.

ii.
the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Registration Statement; and

iii.
any extracts from or summaries of the exploration results included in the Registration Statement that were prepared by Scout, that the undersigned supervised the preparation of and/or that were reviewed and approved by the undersigned, that are included in the Registration Statement.

Scout further confirms that this consent has not been nor will be withdrawn with respect to the Registration Statement.

Dated: May 01, 2026

SCOUT DISCOVERIES CORP.

By:	/s/Amanda Irons, CPG
Name:	Amanda Irons, CPG